Exhibit 99.1

Viridian Therapeutics Highlights Recent Progress and Reports Fourth Quarter and Full Year 2023 Financial Results

- VRDN-001 Phase 3 THRIVE and THRIVE-2 topline clinical data readouts are expected for mid-year 2024 and year-end 2024, respectively -

- Subcutaneous VRDN-003 pivotal program in thyroid eye disease expected to start mid-year 2024 pending regulatory authority alignment, as previously shared -

- Fc receptor (FcRn) inhibitors are on track with VRDN-006 Investigational New Drug Application (IND) submission anticipated by year-end 2024 and VRDN-008 non-human primate data expected in the second half of 2024 -

- Year-end 2023 cash balance of approximately $477.4 million; in January 2024, raised approximately $150 million in gross proceeds from a public offering which extended the company’s operating runway into the second half of 2026 -

WALTHAM, Mass., February 27, 2024 — Viridian Therapeutics, Inc. (NASDAQ: VRDN), a biotechnology company focused on discovering and developing potential best-in-class medicines for serious and rare diseases, today reported recent business highlights and financial results for the fourth quarter and full year ended December 31, 2023.

“Throughout 2023, we delivered important clinical results across our TED portfolio, marking significant progress for the company,” said Steve Mahoney, Viridian President and Chief Executive Officer. “We also unveiled our FcRn inhibitor portfolio in October 2023. I would like to thank the Viridian team for their commitment throughout this past year as we work towards our mission of delivering potential best-in-class medicines for patients with serious rare and autoimmune diseases. The momentum we generated throughout 2023 has placed us in a strong position to execute on our upcoming 2024 milestones across our TED and FcRn inhibitor portfolios.”

RECENT PROGRESS

Thyroid Eye Disease Portfolio: VRDN-001 and VRDN-003

•

VRDN-001: Viridian’s lead product candidate is an intravenously-delivered monoclonal antibody that acts as a full antagonist of the insulin-like growth factor-1 receptor (IGF-1R). Two ongoing registrational Phase 3 clinical trials, THRIVE and THRIVE-2, are continuing to enroll patients with active and chronic TED, respectively. Topline data readouts are expected mid-year for THRIVE and year-end for THRIVE-2.

•

VRDN-003: In December 2023, Viridian reported positive data for VRDN-003 from a Phase 1 clinical study in healthy volunteers and selected VRDN-003 to move forward as its subcutaneous anti-IGF-1R product candidate with the potential to become a best-in-class anti-IGF-1R. VRDN-003 has the same binding domain as its parent VRDN-001 and was engineered to have a longer half-life. The Phase 1 results showed a VRDN-003 half-life of 40-50 days which is 4-5x the half-life of VRDN-001. Further, pharmacokinetic modeling predicted that convenient dosing regimens of VRDN-003 (e.g., a subcutaneous injection once every two, four, or eight weeks) could achieve exposure levels of VRDN-003 that are equivalent to the exposure levels of VRDN-001 that produced clinically meaningful results in TED. Viridian expects to initiate a global pivotal program with VRDN-003 mid-year, with planned trials in both active and chronic TED patients, pending regulatory authority alignment.

FcRn Inhibitor Portfolio: VRDN-006 and VRDN-008

In October 2023, Viridian unveiled its development of a portfolio of engineered FcRn inhibitors, including VRDN-006 and VRDN-008. FcRn inhibitors have the potential to treat a broad array of autoimmune diseases. Viridian’s multi-pronged engineering approach has resulted in a portfolio of FcRn-targeting molecules that leverage the clinically and commercially validated mechanism of FcRn inhibition while potentially addressing the limitations of current agents.

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VRDN-006: VRDN-006 is a highly selective Fc fragment designed to be a convenient subcutaneous and self-administered option for patients. Viridian anticipates submitting an IND for VRDN-006 by year-end 2024.

•

VRDN-008: VRDN-008 is designed to be a half-life extended FcRn inhibitor with the goal to prolong IgG suppression and provide a potentially best-in-class subcutaneous option for patients. The VRDN-008 program is on track to deliver pharmacokinetic and pharmacodynamic non-human primate data in the second half of the year.

Recent Financing Activity & Runway Extension

•

On January 17, 2024, the company announced a public offering of common stock with gross proceeds of approximately $150.0 million, which consisted of the sale of 7,142,858 shares of common stock at a public offering price of $21.00 per share.

•

In December 2023 and January 2024, Viridian sold an aggregate of 2,245,868 shares of common stock through its at-the-market (ATM) facility resulting in net proceeds of approximately $14.8 million in December, which is included in the company’s year-end reported financials, and approximately $35.2 million in January 2024.

•

The company believes that its current cash, cash equivalents, and short-term investments, including proceeds from the ATM and January financing, will be sufficient to fund its operations into the second half of 2026.

UPCOMING PRESENTATIONS AT NANOS

Viridian plans to present encore VRDN-001 Phase 2 clinical data and Phase 3 clinical trial designs via two abstracts at the 50th Annual Meeting of the North American Neuro-Ophthalmology Society (NANOS) to be held March 2-7, 2024 in Honolulu, Hawaii. Following NANOS, the presentations will be available at www.viridiantherapeutics.com/pipeline/scientific-presentations.

•	Oral Presentation

•	Title: Clinical Activity and Safety of VRDN-001, a Full Antagonist Antibody to Insulin-like Growth Factor-1 Receptor, in Active and Chronic Thyroid Eye Disease

•	Session: Scientific platform Session III

•	Date: Tuesday, March 5, 2024

•	Time: 10:15 – 10:30 am HST

•	Poster Presentation

•	Title: THRIVE and THRIVE-2: Phase 3 Trials of VRDN-001 in Thyroid Eye Disease: Next Generation Insulin-like Growth Factor-1 Receptor Blockade

•	Session: Analytical Studies Poster Reception

•	Date: Tuesday, March 5, 2024

•	Time: 7:00 – 9:00 pm HST

CORPORATE HIGHLIGHTS

•	In January 2024, the company promoted Dr. Thomas Ciulla to Chief Medical Officer.

•	In February 2024, the company appointed Jennifer Tousignant as Chief Legal Officer.

FINANCIAL RESULTS

•

Cash Position: Cash, cash equivalents, and short-term investments were $477.4 million as of December 31, 2023, compared with $424.6 million as of December 31, 2022. As of January 31, 2024, Viridian’s cash, cash equivalents, and short-term investments were approximately $645.7 million, which includes January proceeds from the public offering and its ATM. This is a preliminary number that has not been audited and is subject to change pending completion of the company’s financial statements for the quarter ended March 31, 2024, which Viridian anticipates reporting on in its first quarter earnings release.

•

R&D Expenses: Research and development expenses were $159.8 million during the year ended December 31, 2023, compared to $100.9 million during the year ended December 31, 2022. The increase in research and development expenses was driven by increased costs associated with our ongoing THRIVE and THRIVE-2 clinical trials, increased costs associated with the selection of our subcutaneous product candidate VRDN-003, as well as increased personnel-related costs as a result of increased headcount.

•

G&A Expenses: General and administrative expenses were $95.0 million during the year ended December 31, 2023, compared to $35.2 million during the year ended December 31, 2022. The increase in general and administrative expenses was driven by personnel-related costs, including share-based compensation and $31.0 million of one-time severance costs, as well as professional, accounting and licensing fees to support a growing organization and preparation for commercial activities.

•	Net Loss: The company’s net loss was $237.7 million for the year ended December 31, 2023, compared with $129.9 million for the same period last year.

About Viridian Therapeutics

Viridian is a biopharmaceutical company focused on engineering and developing potential best-in-class medicines for patients with serious and rare diseases. Viridian’s expertise in antibody discovery and protein engineering enables the development of differentiated therapeutic candidates for previously validated drug targets in commercially established disease areas.

Viridian is advancing multiple candidates in the clinic for the treatment of patients with thyroid eye disease (TED). The company is conducting two global Phase 3 clinical trials (THRIVE and THRIVE-2) to evaluate the safety and efficacy of VRDN-001 in patients with active and chronic TED. Viridian’s goal is to advance VRDN-001 as a potential best-in-class intravenous therapy followed by VRDN-003 as a potential first- and best-in-class subcutaneous therapy for the treatment of TED.

In addition to its TED portfolio, Viridian is advancing a novel portfolio of neonatal Fc receptor (FcRn) inhibitors, including VRDN-006 and VRDN-008, which has the potential to be developed in multiple autoimmune diseases.

Viridian is based in Waltham, Massachusetts. For more information, please visit www.viridiantherapeutics.com. Follow Viridian on LinkedIn and X.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of words such as, but not limited to, “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or other similar terms or expressions that concern our expectations, plans and intentions. Forward-looking statements are neither historical facts nor assurances of future performance. Instead, they are based on our current beliefs, expectations, and assumptions. Forward-looking statements include, without limitation, statements regarding: preclinical and clinical development of Viridian’s product candidates VRDN-001, VRDN-003, VRDN-006 and VRDN-008; anticipated start dates of studies, including those related to the VRDN-003 pivotal program; alignment with regulatory authorities and anticipated regulatory submissions; enrollment in Viridian’s clinical studies, including the THRIVE and THRIVE-2 Phase 3 clinical studies; upcoming milestones and anticipated data results, including topline results; the potential utility, efficacy, potency, safety, clinical benefits, clinical response and convenience of VRDN-001, VRDN-003, VRDN-006 and VRDN-008; Viridian’s product candidates potentially being best-in-class; that pharmacokinetic modeling predicts that convenient dosing regimens of VRDN-003 (e.g., a subcutaneous injection once every two, four, or eight weeks) could achieve exposure levels of VRDN-003 that are equivalent to the exposure levels of VRDN-001 that produced clinically meaningful results in TED; potential dosing schedules and trial designs; the Company’s expected cash, cash equivalents and short-term investments of $645.7 million as of January 31, 2024; and that the company’s cash, cash equivalents and short-term investments will be sufficient to fund its operations into the second half of 2026. New risks and uncertainties may emerge from time to time, and it is not possible to predict all risks and uncertainties. No representations or warranties (expressed or implied) are made about the accuracy of any such forward-looking statements. Such forward-looking statements are subject to a number of material risks and uncertainties including but not limited to: potential utility, efficacy, potency, safety, clinical benefits, clinical response and convenience of Viridian’s product candidates; the relationship between the results from the positive data from completed or ongoing clinical trials and the results of ongoing or future clinical trials; that preliminary data may not be representative of final data; the timing, progress and plans for our ongoing or future research, preclinical and clinical development programs; trial protocols for ongoing clinical trials; expectations regarding the timing for regulatory filings; expectations regarding the timing for enrollment and data; uncertainty and potential delays related to clinical drug development; the duration and impact of regulatory delays in our clinical programs; the timing of and our ability to obtain and maintain regulatory approvals for our therapeutic candidates; manufacturing risks; competition from other therapies or products; estimates of market size; other matters that could affect the sufficiency of existing cash, cash equivalents and short-term investments to fund operations; our financial position and projected cash runway; our future operating results and financial performance; Viridian’s intellectual property position; the timing of preclinical and clinical trial activities and reporting results from same, including those risks set forth under the caption “Risk Factors” in our most recent quarterly report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 13, 2023 and other subsequent disclosure documents filed with the SEC. Any forward-looking statement speaks only as of the date on which it was made. Neither the company, nor its affiliates, advisors, or representatives, undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. These forward-looking statements should not be relied upon as representing the company’s views as of any date subsequent to the date hereof.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(amounts in thousands, except share and per share data)

(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2023	2022	2023	2022
Revenue:
Collaboration Revenue - related party	$72	$105	$314	$1,772

Total revenue	72	105	314	1,772

Operating Expenses:
Research and development	38,558	39,317	159,765	100,894
General and administrative	32,993	9,854	94,999	35,182

Total operating expenses	71,551	49,171	254,764	136,076

Loss from operations	(71,479)	(49,066)	(254,450)	(134,304)

Other income
Interest and other income	5,535	3,449	18,563	4,916
Interest and other expense	(916)	(168)	(1,847)	(486)

Net loss	(66,860)	(45,785)	(237,734)	(129,874)

Change in unrealized gain (loss) on investments	403	300	728	(233)

Comprehensive loss	$(66,457)	$(45,485)	$(237,006)	$(130,107)

Net loss	$(66,860)	$(45,785)	$(237,734)	$(129,874)

Net loss per share, basic and diluted	$(1.35)	$(1.13)	$(5.31)	$(4.05)

Weighted-average shares used to compute basic and diluted loss per share	49,681,803	40,541,507	44,755,475	32,087,293

Viridian Therapeutics, Inc.

Selected Financial Information

Condensed Condolidated Balance Sheets

(amounts in thousands)

(unaudited)

	December 31,
	2023	2022
Cash, cash equivalents and short-term investments	$477,370	$424,550
Other assets	13,054	10,541

Total assets	$490,424	$435,091

Total liabilities	48,402	40,027
Total stockholders’ equity	442,022	395,064

Total liabilities and stockholders’ equity	$490,424	$435,091

Contact

Louisa Stone, 617-272-4604

Manager, Investor Relations

IR@viridiantherapeutics.com

Source: Viridian Therapeutics, Inc.